Exhibit 3.4

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BERRY PETROLEUM CORPORATION

Berry Petroleum Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”) or a duly authorized committee of the Board of Directors, in accordance with the Amended and Restated Certificate of Incorporation and Bylaws of the Corporation and applicable law, adopted the following resolution on February 28, 2017.

RESOLVED, that pursuant to the provisions of the Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation and applicable law, a series of preferred stock of the Company designated as the “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”), be and hereby is created pursuant to the authority vested in the Board of Directors to create series and classes of preferred stock, the number of authorized shares constituting the Series A Preferred Stock shall be 250,000,000 and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. Designation and Number of Shares. The Series A Preferred Stock shall be designated as “Series A Convertible Cumulative Preferred Stock,” and the number of authorized shares constituting such series shall be 250,000,000. Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

2. Rank.

(a) The Series A Preferred Stock shall, with respect to dividend rights, redemption rights, sale, merger or change of control preference and rights on liquidation, dissolution and winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), rank senior to each other series or class of capital stock.

(b) Each share of Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock.

3. Dividends. The holders of the then outstanding Series A Preferred Stock, in preference to the holders of any shares of Junior Securities (as defined below), shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor, cumulative dividends (the “Regular Dividends”) at a rate of 6.00% per annum (the “Dividend Rate”) of the Series A Accreted Value (as defined below)

either in cash or in additional shares of Series A Preferred Stock (with such shares of Series A Preferred Stock having a deemed value of $10.00 per share) at the discretion of the Board of Directors. Regular Dividends shall be computed on the basis of a 360-day year of twelve 30-day months, shall accrue daily, compound quarterly and shall be cumulative from and including the date on which each share of Series A Preferred Stock is issued, whether or not declared, and whether or not there are earnings or profits, surplus or other funds or assets of the Corporation legally available for the payment of dividends (at the time such dividend becomes payable or at any other time). On each March 31, June 30, September 30 and December 31 of each year (each, a Regular Dividend Payment Date”), the amount of such unpaid Regular Dividends that have accrued since the previous Regular Dividend Payment Date (or initial issuance in the case of the first Regular Dividend Payment Date) shall be added to the Series A Accreted Value of such share.

4. Liquidation Rights.

(a) In the event of any Liquidation Event, holders of the Series A Preferred Stock then outstanding shall be entitled to receive for each share of Series A Preferred Stock, out of the funds and assets of the Corporation or proceeds thereof (whether capital or surplus) that may be legally distributed to stockholders of the Corporation (“Available Funds and Assets”), but before any payment or distribution of such Available Funds and Assets is made to or set aside for the holders of Junior Securities, payment in an amount equal to the Series A Accreted Value per share of the Series A Preferred Stock. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Section 4 is hereinafter referred to as the “Series A Preferred Liquidation Amount”. To the extent such Series A Preferred Liquidation Amount is paid in full to all holders of Series A Preferred Stock, thereafter the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of any Corporation stock entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

(b) If in connection with any distribution described in Section 4(a) above the Available Funds and Assets are not sufficient to pay the Series A Preferred Liquidation Amount in full to all holders of Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock shall be paid pro rata in accordance with the respective aggregate Series A Accreted Values of the holders of Series A Preferred Stock.

(c) If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their Fair Market Value.

5. Conversion.

(a) Optional Conversion. Each share of Series A Preferred Stock may be converted, from time to time, at the option of the holder thereof, and without the payment of additional consideration by the holder thereof, into the number of fully paid and nonassessable shares of Common Stock (the “Per Share Amount”) equal to (A) 1.00, multiplied by (B) the applicable Conversion Rate (as defined below). The right of conversion attaching to any shares of Series A Preferred Stock may be exercised by the holders thereof by delivering the shares to be converted to the office of the Corporation, accompanied by a duly signed and completed notice of conversion, which notice must be provided at least 61 days prior to the conversion. The notice of conversion shall specify, if applicable, any event on which such conversion is contingent and the name or names of any nominees in which such holder wishes the certificate or certificates or book entry registration or book entry registrations for shares of Common Stock to be issued. For purposes of an optional conversion pursuant to this Section 5(a), the Conversion Rate shall be the Conversion Rate in effect on the date on which the shares of Series A Preferred Stock and the duly signed and completed notice of conversion are received by the Corporation or, if later, the occurrence of a contingent event specified in such notice.

(b) Forced Conversion. At any time after February 28, 2021, the Corporation may force holders of shares of Series A Preferred Stock to convert all or a portion of the shares of Series A Preferred Stock owned by such holder into a Per Share Amount equal to (A) 1.00, multiplied by (B) the Conversion Rate in effect at such time, subject to adjustment as provided below, if, at the time of such conversion the following conditions are satisfied: (i) the value of a share of Common Stock into which a share of Series A Preferred Stock is convertible is equal to or greater than $15.00, based on the VWAP for any 20-trading-day period during the 30 trading days preceding conversion, (ii) the number of shares of Common Stock issuable upon conversion in any 30-day period does not exceed 20% of the cumulative volume of the shares of Common Stock for the 30 trading days preceding conversion, (iii) such shares of Common Stock are quoted on any national securities exchange and (iv) there is an effective registration statement on file covering resales of all of the shares of Common Stock to be received upon conversion; provided, that the volume limitations in clause (ii) will not apply if the Corporation arranges a firm commitment public underwritten offering of such as converted shares of Common Stock providing for the sale of such Common Shares at a price to the public equal to or greater than $15.00 per share of Common Stock. For purposes of this Section 5(b), “VWAP” shall mean, for any date, the price determined by the first of the following to apply: (A) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the principal trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P.; (B) if prices for the Common Stock are then reported in a market operated by OTC Market Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported during trading hours; or (C) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company’s Board of Directors, the fees and expenses of which shall be paid by the Company.

(c) Recordkeeping. As of (A) the expiration of the notice period (for an optional conversion under Section 5(a)) or (B) the time of the conversion (for a forced conversion under Section 5(b)), a conversion shall be deemed to occur, the Person entitled to receive the Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of such Common Stock and such Person or Persons shall cease to be a record holder of the Series A Preferred Stock. As promptly as practicable on or after a deemed conversion, the Corporation shall issue the number of whole shares of Common Stock issuable upon conversion, with any fractional shares (after aggregating all Series A Preferred Stock being converted on such date) rounded to the next higher or lower whole number as follows: (a) fractions equal to or greater than  1⁄2 will be rounded to the next higher whole number; and (b) fractions less than  1⁄2 will be rounded to the next lower whole number. Such delivery of shares shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder, at the discretion of such holder, on a book-entry basis or by mailing certificates evidencing the shares to the holders or such holder’s nominees at their respective addresses as set forth in the conversion notice. If any fractional share is rounded down, the Corporation shall pay cash equal to such fraction multiplied by the Fair Market Value of a share of Common Stock.

(d) Dividends Upon Conversion. From the time at which any shares of Series A Preferred Stock are deemed to have been converted in accordance with this Section 5, the holder of such converted shares shall no longer be entitled to receive dividends on such Series A Preferred Stock pursuant to this Section 3 (including, for the avoidance of doubt, any prior accrued but unpaid dividend or the Series A Accreted Value), and the holder of the shares of Common Stock into which the Series A Preferred Stock has been converted shall participate equally and ratably with the holders of Common Stock in all dividends paid on Common Stock.

(e) Liquidation Rights Upon Conversion. From the time at which any shares of Series A Preferred Stock are deemed to have been converted in accordance with this Section 5, the holder of such converted shares shall no longer be entitled to receive the Series A Preferred Liquidation Amount pursuant to Section 4 or the Series A Accreted Value.

(f) Common Stock Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Amended and Restated Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Per Share Amount, the Corporation will take any corporate action which may, upon the advice of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Per Share Amount. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be (i) duly authorized, validly issued and fully paid and nonassessable and (ii) shall rank pari passu with the other shares of Common Stock outstanding from time to time.

(g) Taxes. The holder of shares of Series A Preferred Stock electing to convert such shares, in the case of a conversion pursuant to Section 5(a), or the Corporation, in the case of a conversion pursuant to Section 5(b), shall pay any and all issue and other similar Taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock. Notwithstanding the foregoing, in no event shall the Corporation be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

(h) Dilution Adjustments.

(i) If the Corporation shall, at any time or from time to time while any of the Series A Preferred Stock is outstanding, effect a subdivision (whether by split, reclassification, reorganization, recapitalization or otherwise) or combination (whether by reverse split, reclassification, reorganization or otherwise) in respect of shares of Common Stock, or pay a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock, then the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the effective date of such subdivision or combination, as applicable;

CR’	=	the new Conversion Rate in effect immediately after the Close of Business on the effective date of such subdivision or combination, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on the effective date of such subdivision or combination, as applicable; and

OS’	=	the number of shares of Common Stock outstanding immediately after the Close of Business on the effective date of such subdivision or combination, as applicable.

(ii) The Corporation may make increases in the Conversion Rate, in addition to any other increases required by this Section 5(h), provided such increases are not adverse to the holders of Series A Preferred Stock, if the Board of Directors deems it advisable and necessary to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of options, rights or warrants for Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(iii) Upon any adjustment of the Conversion Rate then in effect and any increase or decrease in the number of shares of Common Stock issuable upon the operation of the conversion set forth in this Section 5, then, and in each such case, the Corporation shall promptly deliver to each holder of the Series A Preferred Stock, a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Rate then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion granted by this Section 5, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to holders of the Series A Preferred Stock may be given in advance.

(iv) In case at any time or from time to time the Corporation shall pay any stock dividend or make any other non-cash distribution to the holders of its Common Stock, or shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Common Stock of the Corporation or consolidation or merger of the Corporation with or into another corporation, or any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of such cases, the Corporation shall give at least 20 days’ prior written notice to the registered holders of Series A Preferred Stock at the addresses of each as shown on the books of the Corporation as of the date on which (i) the books of the Corporation shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, consolidation, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in such dividend, distribution or subscription rights or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be. Failure to give such notice shall not invalidate any action so taken.

6. Voting Rights. Each holder of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as required by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible pursuant to Section 5 as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting (or request for written consent) in accordance with the bylaws of the Corporation.

7. Definitions.

(a) “Common Stock” shall mean shares of the Common Stock of the Corporation, par value $0.001.

(b) “Conversion Rate” shall mean 1.00, subject to adjustment as set forth in Section 5(h).

(c) “Fair Market Value” shall mean, as of the applicable date, (a) for any property that is not a security, the amount for which the property at issue would sell between a willing buyer and a willing seller, with neither being under compulsion; (b) for a publicly traded security, the value of such security based on the last sales price reported for the Common Stock of the Corporation on the principal national securities exchange in the United States on which it is then traded, listed or otherwise reported or quoted; and (c) for a non-publicly traded security, the amount determined by the Board of Directors in good faith, taking into account the requirements of Section 409A of the United States Internal Revenue Code of 1986, as amended, and any other applicable laws, rules or regulations and without applying any discounts for minority interest, illiquidity or other similar factors.

(d) “Junior Securities” shall mean all classes of Common Stock of the Corporation and to each other class of capital stock or series of Preferred Stock hereafter created, the terms of which do not expressly provide that it ranks prior to or pari passu with the Series A Preferred Stock as to dividends and as to distributions upon a Liquidation Event.

(e) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(f) “Series A Accreted Value” shall mean, with respect to each share of Series A Preferred Stock the sum of (i) $10.00, plus (ii) any accrued and unpaid Regular Dividends added to such Series A Accreted Value on each Regular Dividend Payment Date pursuant to Section 3.

8. No Redemption. The Series A Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series A Preferred Stock; provided however that the Corporation may purchase or otherwise acquire outstanding shares of Series A Preferred Stock in the open market or by offer to any holder or holders of Series A Preferred Stock. The shares of Series A Preferred Stock shall not be subject to, or entitled to the operation of a retirement or sinking fund.

9. Amendment. At any time when any shares of Series A Preferred Stock are outstanding, the Amended and Restated Certification of Incorporation of the Corporation shall not be amended in any manner (whether by merger, consolidation or otherwise) which would alter or change the powers preferences and relative, participating, optional and other special rights of the Series A Preferred Stock so as to effect holders of the Series A Preferred Stock adversely, without the affirmative vote of the holders of at least the majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 28th day of February, 2017

BERRY PETROLEUM CORPORATION

By:	/s/ Arthur T. Smith
Name:	Arthur T. Smith
Title:	Chief Executive Officer

[Signature Page to Certificate of Designation of Series A Convertible Preferred Stock]